UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 9, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As required by Generally Accepted Accounting Principles, AT&T’s operating segment results follow internal management reporting which is used for making operating decisions and assessing performance.  Historically, intersegment activity has been reported as revenue in the billing segment and offsetting operating expense in the purchasing segment.  Upon consolidation, the intersegment revenue and expense were eliminated with the consolidated results reflecting the cash operating and depreciation expense of providing the intersegment service.   As part of AT&T’s ongoing initiatives to manage its business from an external customer perspective, we will no longer report intersegment revenue and will begin reporting the cash operating and depreciation expense related to intersegment activity to the purchasing segment which provides services to the external customer.

While this change will not impact AT&T’s total consolidated results, the impact to each operating segment will vary.  In particular, the Wireless segment, as a purchaser of network, IT and other services from the Wireline segment, will experience a reduction in cash operating expense partially offset by an increase in depreciation expense with the net result being an increase in operating margin.   The effects of this change were not considered when AT&T provided 2010 wireless OIBDA service margin guidance (low 40% range) in January 2010.

This change will be effective with the reporting of operating results for the first quarter of 2010.   As a convenience to investors who may want to consider the effects of this change in advance of the first quarter earnings report, AT&T is providing as Exhibit 99.2 hereto restated quarterly and annual historical segment results for 2008 and 2009.  For supplemental information on the revenue impact on wireline customer and data product categories, please see the investor relations page on our website (www.att.com/investor.relations). The information provided on our website is not incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this report:

(d)           Exhibits

99.1	AT&T Inc. Consolidated Statements of Income
99.2	AT&T Inc. Restated Segment Results
99.3	AT&T Inc. Non-GAAP Wireless Reconciliation

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 9, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller